Exhibit 99.1
Xplore Technologies Appoints Thomas Pickens to Its Board of Directors

AUSTIN, Texas—November 9, 2016— Xplore Technologies Corp. (NASDAQ: XPLR) today announced that it has added Thomas B. Pickens III to its board of directors. The company also announced the resignation of Ben Irwin, who is retiring from the Xplore board after more than seven years of service.  Mr. Pickens qualifies as an independent director, as defined under The NASDAQ Stock Market Rules.

Philip Sassower, chairman and chief executive officer, noted: “Tom brings tremendous business experience in developing and commercializing technology, as well as capital markets, operational and strategic expertise. He is an ideal addition to our Board as we embark on the next phase of our corporate life. I would also like to thank Ben Irwin for his long-standing and dedicated service to Xplore and our stockholders.”

“I am excited to join the board of directors of Xplore Technologies as it continues to build on its global leading position in rugged tablet computing and executes on an exciting transition toward sustained profitability,” said Pickens. “I look forward to working closely with the rest of the board and Xplore’s management team to continue the efforts to maximize stockholder value.”

Pickens currently serves as Chairman and Chief Executive Officer of Astrotech Corporation, which invents, acquires, and commercializes technological innovations sourced from research institutions, laboratories, universities, and internally. Astrotech then funds, manages, and builds start-up companies for profitable divestiture to market leaders to maximize shareholder value. Pickens was previously the Chairman of multiple companies, including U.S. Utilities, Inc., Code Corporation, Catalyst Energy Corporation and United Thermal Corporation.

About Xplore Technologies
Xplore is The Rugged Tablet Authority™, exclusively manufacturing powerful, long-lasting, and customer-defined rugged tablet PCs since 1996. Today, Xplore offers the broadest portfolio of genuinely rugged tablets – and the most complete lineup of rugged tablet accessories – on Earth. Its mobility solutions are purpose-built for the energy, utilities, telecommunications, military and defense, manufacturing, distribution, public safety, healthcare, government, and field service sectors.   The company’s award-winning military-grade computers are also among the most powerful and longest lasting in their class, built to withstand nearly any hazardous condition or environmental extreme for years without fail.  Visit www.xploretech.com for more information on how Xplore and its global channel partners engineer complete mobility solutions to meet specialized workflow demands. Follow us on Twitter, Facebook, LinkedIn, and YouTube.

Forward Looking Statements
This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.

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Contact Information:
Tom Wilkinson, Chief Financial Officer
Phone: (512) 637-1162
Email: twilkinson@xploretech.com

Darrow Associates Investor Relations
Phone: (512) 696-6401
Email: xplr@darrowir.com